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                                                                    Exhibit 99.1

FAIRPOINT COMMUNICATIONS, INC.

FOR IMMEDIATE RELEASE

CONTACT: Timothy W. Henry
Telephone: (704) 227.3620
Email: Thenry@fairpoint.com

         FAIRPOINT COMMUNICATIONS, INC. ANNOUNCES PRICING OF DEBT OFFERING

CHARLOTTE, N.C. (March 4, 2003) - FairPoint Communications, Inc.
("FairPoint") announced that it has priced at par an offering of $225 million principal amount of 11 7/8% Senior Notes due 2010, with interest payable semi-annually in cash. The notes were offered within the United Stated only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 ("Securities Act").

FairPoint stated that most of the proceeds of the offering will be used to repay a portion of its indebtedness under its credit facility and the remainder will be used to consummate the repurchase of certain shares of its Series A Preferred Stock and a portion of its Senior Subordinated Notes.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About FairPoint

Headquartered in Charlotte, North Carolina, FairPoint is a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural exchange companies located in 18 states. FairPoint serves its customers with more than 243,000 access lines.

Forward Looking Statements

The statements in this news release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned

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that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to economic conditions and trends, acquisitions and divestitures, growth and expansion, telecommunication regulation, changes in technology, product acceptance, the ability to construct, expand and upgrade its services and facilities, and other risks discussed in the reports that the Company files from time to time with the U.S. Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements in this news release or with respect to matters described herein.

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